Exhibit 99.1

CONTACTS: Investors: Julie Loftus Trudell Amerigroup Corporation Senior Vice President, Investor Relations (757) 321-3597 jtrudell@amerigroupcorp.com	News Media: Maureen C. McDonnell Amerigroup Corporation Vice President, External Communications (757) 473-2731 mmcdonn@amerigroupcorp.com

Amerigroup Announces Proposed Add-On Offering of $50 Million of its

7.50% Senior Notes due 2019

VIRGINIA BEACH, Va. (January 12, 2012) – Amerigroup Corporation (NYSE: AGP) announced today its intention to offer to sell, subject to market conditions and other factors, $50 million in aggregate principal amount of senior unsecured notes through a reopening of its series of 7.50% Senior Notes due 2019 (the “Notes”). Goldman, Sachs & Co. is the sole underwriter for the offering. The Notes are being offered as additional notes under the indenture, dated as of November 16, 2011, as supplemented by the first supplemental indenture, dated as of November 16, 2011, between Amerigroup and The Bank of New York Mellon Trust Company, N.A., as trustee, pursuant to which Amerigroup issued $400 million in aggregate principal amount of its 7.50% Senior Notes due 2019 on November 16, 2011 (the “Prior Notes”). The Notes will be treated as a single series with, and will have the same terms as, the Prior Notes and will be fully fungible with the Prior Notes. The offering is being conducted pursuant to a registration statement filed with the Securities and Exchange Commission (the “SEC”).

Amerigroup intends to use the net proceeds from this offering for general corporate purposes, including acquisitions and/or business development opportunities which may include the funding of statutory capital commensurate with growth.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made by means of a prospectus and the related preliminary prospectus supplement only. Copies of the prospectus and the related preliminary prospectus supplement can be obtained from Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, by telephone at 1-866-471-2526 or e-mail at prospectus-ny@ny.email.gs.com. Alternatively, you may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov/. Before you invest, you should read the base prospectus in such shelf registration statement, the prospectus supplement related to the offering and other documents incorporated by reference in the prospectus supplement for more complete information about this offering.

About Amerigroup Corporation

Amerigroup, a Fortune 500 Company, coordinates services for individuals in publicly funded healthcare programs. Serving approximately 2 million members in 11 states nationwide, Amerigroup accepts all eligible people regardless of age, sex, race or disability. The Company’s product offerings do not utilize any individual underwriting nor deny coverage due to preexisting medical conditions. Amerigroup is dedicated to offering real solutions that improve healthcare access and quality for its members, while proactively working to reduce the overall cost of care to taxpayers.

Forward-Looking Statements

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the SEC’s Fair Disclosure Regulation. This release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, including those with respect to the anticipated use of proceeds, timing of the closing of the transaction and estimated net proceeds. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual events to differ materially from those projected or contemplated in the forward-looking statements. Investors should refer to our annual report on Form 10-K for the year ended December 31, 2010 and subsequent quarterly reports on Form 10-Q filed with the SEC, current reports on Form 8-K filed with or furnished to the SEC and other filings with the SEC, including the prospectus supplement related to the offering, for a discussion of factors that could cause actual events to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

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